Exhibit 28(a)(iii)

SunAmerica Series Trust

Amended and Restated Establishment and Designation of Series

WHEREAS, the Trustee(s) of the Trust, acting pursuant to the Declaration of Trust of the Trust as then in effect, have heretofore divided the shares of beneficial interest in the Trust, without par value (the “Shares”) into fifty Series;

WHEREAS, the Trustee(s) of the Trust, at a meeting held on October 5, 2016, authorized the change of the name of the Equity Index Portfolio to the SA Large Cap Index Portfolio, effective as of February 6, 2017;

WHEREAS, the Trustee(s) of the Trust, at a meeting held on March 23, 2017, authorized the establishment of the SA Legg Mason Tactical Opportunities Portfolio; and

WHEREAS, the Trustee(s) of the Trust, at a meeting held on June 13, 2017, authorized the establishment of the following series:

SA Fixed Income Intermediate Index Portfolio

SA Goldman Sachs Multi-Asset Insights Portfolio

SA T. Rowe Price Asset Allocation Growth Portfolio

SA VCP Index Allocation Portfolio

NOW THEREFORE, the Trustee(s) of the Trust do hereby declare, pursuant to Section 4.9 of the Declaration of Trust that the following Series of the Trust have been established and designated, with such relative rights, preferences, privileges, limitations, restrictions and other relative terms as are set forth below:

1.	Aggressive Growth Portfolio
2.	American Funds Asset Allocation SAST Portfolio
3.	American Funds Global Growth SAST Portfolio
4.	American Funds Growth SAST Portfolio
5.	American Funds Growth-Income SAST Portfolio
6.	Balanced Portfolio (f/k/a SunAmerica Balanced Portfolio)
7.	Blue Chip Growth Portfolio
8.	Capital Growth Portfolio (f/k/a Goldman Sachs Research Portfolio)
9.	Corporate Bond Portfolio
10.	Dogs of Wall Street Portfolio
11.	Emerging Markets Portfolio
12.	Equity Opportunities Portfolio (f/k/a Federated American Leaders Portfolio and Federated Value Portfolio)
13.	Foreign Value Portfolio
14.	Fundamental Growth Portfolio (f/k/a Putnam Growth: Voyager Portfolio and Putnam Growth Portfolio)
15.	Global Bond Portfolio
16.	Global Equities Portfolio
17.	Growth Opportunities Portfolio

18.	Growth-Income Portfolio
19.	High-Yield Bond Portfolio
20.	International Diversified Equities Portfolio
21.	International Growth and Income Portfolio
22.	Mid-Cap Growth Portfolio (f/k/a MFS® Mid-Cap Growth Portfolio)
23.	Real Estate Portfolio
24.	SA AB Growth Portfolio (f/k/a Alliance Growth Portfolio)
25.	SA BlackRock VCP Global Multi Asset Portfolio
26.	SA Fixed Income Index Portfolio
27.	SA Fixed Income Intermediate Index Portfolio
28.	SA Goldman Sachs Multi-Asset Insights Portfolio
29.	SA Index Allocation 60/40 Portfolio
30.	SA Index Allocation 80/20 Portfolio
31.	SA Index Allocation 90/10 Portfolio
32.	SA International Index Portfolio
33.	SA Janus Focused Growth Portfolio (f/k/a SA Marsico Focused Growth Portfolio, Marsico Focused Growth Portfolio and Marsico Growth Portfolio)
34.	SA JPMorgan MFS Core Bond Portfolio (f/k/a Total Return Bond Portfolio and f/k/a Worldwide High Income Portfolio)
35.	SA Large Cap Index Portfolio (f/k/a Equity Index Portfolio)
36.	SA Legg Mason BW Large Cap Value Portfolio (f/k/a Davis Venture Value Portfolio)
37.	SA Legg Mason Tactical Opportunities Portfolio
38.	SA MFS® Massachusetts Investors Trust Portfolio (f/k/a MFS® Massachusetts Investors Trust Portfolio, MFS® Growth and Income Portfolio and Growth/Phoenix Investment Counsel Portfolio)
39.	SA MFS® Total Return Portfolio (f/k/a MFS® Total Return Portfolio and Balanced/Phoenix Investment Counsel Portfolio)
40.	SA Mid Cap Index Portfolio
41.	SA Schroders VCP Global Allocation Portfolio
42.	SA Small Cap Index Portfolio
43.	SA T. Rowe Price Asset Allocation Growth Portfolio
44.	SA T. Rowe Price VCP Balanced Portfolio
45.	SA VCP Index Allocation Portfolio
46.	Small & Mid Cap Value Portfolio
47.	Small Company Value Portfolio
48.	SunAmerica Dynamic Allocation Portfolio
49.	SunAmerica Dynamic Strategy Portfolio
50.	Technology Portfolio
51.	Telecom Utility Portfolio (f/k/a Utility Portfolio and Federated Utility Portfolio)
52.	Ultra Short Bond Portfolio (f/k/a Cash Management Portfolio)
53.	VCP Total Return BalancedSM Portfolio
54.	VCPSM Managed Asset Allocation SAST Portfolio (f/k/a Protected Asset Allocation SAST Portfolio)
55.	VCPSM Value Portfolio

1. Each Share of each Series is entitled to all the rights and preferences accorded to Shares under the Declaration.

2. The number of authorized Shares of each Series is unlimited.

3. Each Series shall be authorized to hold cash, invest in securities, instruments and other property, use investment techniques, and have such goals or objectives as from time to time described in the prospectus and statement of additional information contained in the Trust’s then currently effective registration statement under the Securities Act of 1933 to the extent pertaining to the offering of Shares of the Series, as the same may be amended and supplemented from time to time (“Prospectus”). Each Share of a Series shall represent a beneficial interest in the net assets allocated or belonging to such Series only, and such interest shall not extend to the assets of the Trust generally (except to the extent that General Assets (as defined in the Declaration) are allocated to such Series), and shall be entitled to receive its pro rata share of the net assets of the Series upon liquidation of the Series, all as set forth in Section 4.9 of the Declaration.

4. With respect to each Series, (a) the purchase price of the Shares, (b) fees and expenses, (c) qualifications for ownership, if any, (d) the method of determination of the net asset value of the Shares, (e) minimum purchase amounts, if any, (f) minimum account size, if any, (g) the price, terms and manner of redemption of the Shares, (h) any conversion or exchange feature or privilege, (i) the relative dividend rights, and (j) any other relative rights, preferences, privileges, limitations, restrictions and other relative terms have been established by the Trustees in accordance with the Declaration and are set forth in the Prospectus with respect to such Series.

5. The Trustees may from time to time modify any of the relative rights, preferences, privileges, limitations, restrictions and other relative terms of a Series that have been established by the Trustees or redesignate any of the Series without any action or consent of the Shareholders.

6. The designation of any Series hereby shall not impair the power of the Trustees from time to time to designate additional Series of Shares of the Trust.

7. Capitalized terms not defined herein have the meanings given to such terms in the Declaration.

IN WITNESS WHEREOF, the undersigned, being the Secretary of the Trust, has executed this instrument as of the August 9, 2017.

/s/ KATHLEEN D. FUENTES
Kathleen D. Fuentes
Secretary